EXHIBIT 11.1
                                                                    ------------


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
NEXEN INC.
STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE - U.S. GAAP
FOR THE YEAR ENDED DECEMBER 31, 2005

(Amounts in Cdn$ millions except per share amounts)

                                                                   2005                                      2004          2003
                                        -------------------------------------------------------------     ----------    ----------
                                           Quarter 1   Quarter  2   Quarter 3   Quarter 4     Annual        Annual        Annual
                                        -------------------------------------------------------------     ----------    ----------
Net income from continuing
    operations available to
    common stockholders (U.S. GAAP)         $    8      $  158       $  196      $  296      $  658        $  705        $  419
                                          ----------------------------------------------------------      ----------    ----------

Net income available to common
    stockholders (U.S. GAAP)                $   26      $  188       $  600      $  296      $1,110        $  788        $  420
                                          ------------------------------------------------------------    ----------    ----------

BASIC
    Weighted average number of
       common shares outstanding
       (thousands)                           259.4       260.2        260.6       261.0       260.4         257.3         247.5

BASIC EARNINGS PER SHARE FROM
CONTINUING OPERATIONS                       $ 0.03      $ 0.61       $ 0.75      $ 1.13      $ 2.52        $ 2.74        $ 1.69
                                          ==========================================================      ==========    ==========

BASIC EARNINGS PER SHARE                    $ 0.10      $ 0.72       $ 2.31      $ 1.13      $ 4.26        $ 3.06        $ 1.70
                                          ==========================================================      ==========    ==========

DILUTED
    Weighted average number of
       common shares outstanding
       (thousands)                           259.4       260.2        260.6       261.0       260.4         257.3         247.5


    Net additional shares issuable
       pursuant to stock options
       (thousands):
          Issuable on exercise                14.8        13.9         12.9        12.3        13.4          13.1          12.6
          Re-purchasable from proceeds       (10.7)       (9.7)        (6.4)       (6.0)       (7.4)         (9.8)        (10.2)
                                          ----------------------------------------------------------      ----------    ----------
    Net dilutive effect of stock
       options (thousands)                     4.1         4.2          6.5         6.3         6.0           3.3           2.4
                                          ------------------------------------------------------------    ----------    ----------

    Adjusted number of common
       shares (thousands)                    263.5       264.4        267.1       267.3       266.4         260.6         249.9

DILUTED EARNINGS PER SHARE FROM
CONTINUING OPERATIONS                       $ 0.03      $ 0.60       $ 0.73     $  1.11      $ 2.47        $ 2.71        $ 1.68
                                          ==========================================================      ==========    ==========

DILUTED EARNINGS PER SHARE                  $ 0.10      $ 0.71       $ 2.25     $  1.11      $ 4.17        $ 3.03        $ 1.68
                                          ==========================================================      ==========    ==========
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